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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                        Media Contact:

                                             Mike Marker
                                             317-254-8710



                 TOOTSIE ROLL INDUSTRIES ACQUIRES ANDES CANDIES

    -- ANOTHER LEADING COMPANY JOINS GROWING FAMILY OF GREAT CANDY BRANDS --



CHICAGO MAY 15, 2000 -- Tootsie Roll Industries, Inc., today announced that it has consummated the purchase of the assets of Andes Candies, Inc. from Brach's Confections, Inc. Andes is a well-known chocolatey mint particularly known for its green creme de menthe center layer.

"We are excited to add this well known brand to the Tootsie Roll Industries' family of products," said Melvin and Ellen Gordon, chairman and president, respectively, of Tootsie Roll Industries. "The acquisition of Andes underscores our belief that strong brands will continue to contribute to the long-term success of our company.

"Experts say brand equity is tied to both product quality and to various intangible factors. Andes is well known for exceptional quality, but the company has also developed a meaningful relationship with consumers of all ages over the years. We look for products that have a special bond with consumers when bringing new brands into the Tootsie Roll Industries' family."

As part of the transaction announced today, Tootsie Roll Industries, Inc., acquired the Andes' manufacturing facility in Delavan, Wisconsin. The company expects to continue to make the high quality candy products at this facility. Andes' products will be marketed and sold through the Charms' Division of Tootsie Roll Industries, Inc.

Tootsie Roll Industries is one of the country's largest candy companies with headquarters in Chicago, operations in Tennessee, New York, Chicago, Massachusetts, Maryland, Mexico, and Canada, and sales in Europe, the Middle East, Central America, and the Pacific Rim. The company sells a variety of Tootsie Roll branded products such as Tootsie Rolls, Tootsie Pops, Caramel Apple Pops, Child's Play, Charms, Blow Pops, Blue Razz, Cella's Cherries, Mason Dots, Mason Crows, Junior Mints, Charleston Chew, Sugar Daddy, Sugar Babies and Fluffy Stuff Cotton Candy.

Tootsie Roll products have been manufactured and sold in the United States since 1896 and have been a part of Americana for many generations. Andes Candies had 1999 sales of approximately $34 million. Tootsie Roll Industries' 1999 sales were over $396 million. For more information about Tootsie Roll Industries, the company's website on the Internet at: http://www.tootsie.com.